UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report: July 15, 2016
TIFFANY & CO.
(Exact name of Registrant as specified in its charter)

Delaware	1-9494	13-3228013
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Fifth Avenue, New York, New York		10010
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (212) 755-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry Into a Material Definitive Agreement.
On July 11, 2016, Registrant’s indirect, wholly owned subsidiary, Tiffany & Co. (Shanghai) Commercial Company Limited (“Tiffany-Shanghai”), entered into a three-year revolving bank credit agreement (the “Credit Agreement”) with Bank of America, N.A., Shanghai Branch and Mizuho Bank (China), Ltd. as Jointed Coordinators, Mandated Lead Arrangers and Bookrunners, Mizuho Bank (China), Ltd. as Facility Agent and Bank of America, N.A., Shanghai Branch, Mizuho Bank (China), Ltd., Australia and New Zealand Bank (China) Company Limited, Shanghai Branch, Bank of Tokyo-Mitsubishi UFJ (China), LTD., Shanghai Branch, JPMorgan Chase Bank (China) Company Limited, Shanghai Branch, and Sumitomo Mitsui Banking Corporation (China) Limited as original lenders. The Credit Agreement has an aggregate borrowing limit in Chinese Renminbi (“RMB”) that is equal to the U.S. dollar-equivalent of approximately $150 million on July 11, 2016.
The Credit Agreement will be available to refinance Tiffany-Shanghai’s existing RMB 930 million three-year revolving bank credit agreement, entered into on July 19, 2013 (the “2013 Agreement”), which will expire pursuant to its terms on July 19, 2016, as well as for Tiffany-Shanghai’s general working capital requirements. The participating lenders will make loans, upon Tiffany-Shanghai’s request, for periods of up to 12 months at the applicable interest rates as announced by the People’s Bank of China (provided, that if such announced rate is below zero, the applicable interest rate shall be deemed to be zero).
The Credit Agreement contains affirmative and negative covenants that we believe are usual and customary for facilities of this size and purpose and which are substantially similar to those set forth in the 2013 Agreement including, among others, covenants that limit Tiffany-Shanghai’s ability to pay certain dividends, incur liens and incur certain indebtedness. The Credit Agreement also contains certain customary events of default (subject to grace periods, as appropriate) including, among others, nonpayment of principal, interest or fees, breach of Registrant’s financial covenants and ratios under the Guaranty (as defined below), breach of affirmative or negative covenants, and breach of representations or warranties in any material respect. Upon an event of default that is not cured within the applicable grace periods or waived, any unpaid amounts under the Credit Agreement may be declared immediately due and payable and the commitments thereunder may be terminated. The Credit Agreement matures in 2019.
The indebtedness incurred by Tiffany-Shanghai under the Credit Agreement will be guaranteed by Registrant pursuant to a Guaranty Agreement, dated July 11, 2016, entered into by the Registrant and Mizuho Bank (China), Ltd., as Facility Agent (the “Guaranty”). The Guaranty requires maintenance by the Registrant of specific financial covenants and ratios, in addition to other requirements and limitations that we believe are customary and which are substantially similar to the guaranty entered into by Registrant in respect of the 2013 Agreement.
The participating lenders and certain of their affiliates have engaged, and may in the future engage, in commercial banking, investment banking or financial advisory transactions with the Registrant and its affiliates in the ordinary course of their business. The participating lenders and their affiliates have received customary compensation and expenses for these commercial banking, investment banking or financial advisory transactions. Specifically, an affiliate of Bank of America, N.A., Shanghai Branch, serves as the administrative agent in connection with the Registrant’s four and five year unsecured revolving bank credit agreements and has and will receive fees in connection therewith.
The Credit Agreement and the Guaranty are filed herewith as Exhibits 10.15 and 10.16 and are incorporated herein by reference. The descriptions of the Credit Agreement and the Guaranty in this Current Report on Form 8-K are summaries only and are qualified in their entirety by the terms of the Credit Agreement and the Guaranty, respectively.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.15
Credit Agreement dated as of July 11, 2016 by and among Tiffany & Co. (Shanghai) Commercial Company Limited, Bank of America, N.A., Shanghai Branch and Mizuho Bank (China), Ltd. as Jointed Coordinators, Mandated Lead Arrangers and Bookrunners, Mizuho Bank (China), Ltd. as Facility Agent and certain other banks and financial institutions party thereto as original lenders.

10.16	Guaranty Agreement dated as of July 11, 2016, with respect to the Credit Agreement (see Exhibit 10.15 above) by and between Registrant and Mizuho Bank (China), Ltd. as Facility Agent.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TIFFANY & CO.
(Registrant)

By: /s/ Leigh M. Harlan
Leigh M. Harlan
Senior Vice President, Secretary
and General Counsel
Date: July 15, 2016

EXHIBIT INDEX

Exhibit No.	Description

10.15
Credit Agreement dated as of July 11, 2016 by and among Tiffany & Co. (Shanghai) Commercial Company Limited, Bank of America, N.A., Shanghai Branch and Mizuho Bank (China), Ltd. as Jointed Coordinators, Mandated Lead Arrangers and Bookrunners, Mizuho Bank (China), Ltd. as Facility Agent and certain other banks and financial institutions party thereto as original lenders.

10.16	Guaranty Agreement dated as of July 11, 2016, with respect to the Credit Agreement (see Exhibit 10.15 above) by and between Registrant and Mizuho Bank (China), Ltd. as Facility Agent.